Super Micro Computer Announces Resignation of Board Member Yih-Shyan “Wally” Liaw

DeAnna Luna Appointed Acting Chief Compliance Officer

SAN JOSE, Calif., March 20, 2026 — Super Micro Computer, Inc. (NASDAQ: SMCI) (“Supermicro” or the “Company”) today announced that Yih-Shyan “Wally” Liaw (“Mr. Liaw”) has resigned from the Company’s Board of Directors, effective immediately.

Following Mr. Liaw’s resignation, the Company’s Board comprises eight directors. There are no changes to the Board’s committee structure.

The Company also announced today that it has appointed DeAnna Luna as acting Chief Compliance Officer, effective immediately. Ms. Luna brings to this role more than two decades of experience in global trade compliance, governance, highly regulated markets, and legal risk management. Prior to joining Supermicro in 2024 as Vice President of Global Trade & Sanctions Compliance, she served as Director Global Export Licensing & Classification at Intel Corporation and as Senior Director of Global Trade Compliance at Teledyne Technologies, among other roles. Ms. Luna holds a B.A. in International Business from San Diego State University.

About Super Micro Computer, Inc.

Supermicro (NASDAQ: SMCI) is a global leader in Application-Optimized Total IT Solutions. Founded and operating in San Jose, California, Supermicro is committed to delivering first-to-market innovation for Enterprise, Cloud, AI, and 5G Telco/Edge IT Infrastructure. We are a Total IT Solutions provider with server, AI, storage, IoT, switch systems, software, and support services. Supermicro's motherboard, power, and chassis design expertise further enables our development and production, enabling next-generation innovation from cloud to edge for our global customers. Our products are designed and manufactured in-house (in the US, Taiwan, and the Netherlands), leveraging global operations for scale and efficiency and optimized to improve TCO and reduce environmental impact (Green Computing). The award-winning portfolio of Server Building Block Solutions® allows customers to optimize for their exact workload and application by selecting from a broad family of systems built from our flexible and reusable building blocks that support a comprehensive set of form factors, processors, memory, GPUs, storage, networking, power, and cooling solutions (air-conditioned, free air cooling or liquid cooling).

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